EXHIBIT 4.8

EXECUTION COPY

DISPUTE RESOLUTION AGREEMENT

THIS DISPUTE RESOLUTION AGREEMENT, dated as of December 17, 2015 (this “Agreement”) is by and among BA CREDIT CARD FUNDING, LLC, in its individual capacity (“Funding”), BANK OF AMERICA, NATIONAL ASSOCIATION, in its individual capacity (“BANA”) and THE BANK OF NEW YORK MELLON, as Trustee (the “Trustee”).

BACKGROUND

WHEREAS, MBNA America Bank, National Association (“MBNA”), as seller (in such capacity, along with its successors in such capacity, the “Seller”) and servicer (in such capacity, along with its successors in such capacity, the “Servicer”) and the Trustee (under its predecessor name, The Bank of New York), formed the MBNA Master Credit Card Trust II (“Master Trust II”), by entering into a pooling and servicing agreement, dated as of August 4, 1994 (as the same was amended by the First Amendment to the MBNA Master Credit Card Trust II Pooling and Servicing Agreement, dated as of March 11, 1996, the Second Amendment to the MBNA Master Credit Card Trust II Pooling and Servicing Agreement, dated as of June 2, 1998, the Third Amendment to the MBNA Master Credit Card Trust II Pooling and Servicing Agreement, dated as of January 10, 1999, the Fourth Amendment to the MBNA Master Credit Card Trust II Pooling and Servicing Agreement, dated as of October 2, 2000, the Fifth Amendment to the MBNA Master Credit Card Trust II Pooling and Servicing Agreement, dated as of March 30, 2001, the Sixth Amendment to the MBNA Master Credit Card Trust II Pooling and Servicing Agreement, dated as of December 17, 2001, the Seventh Amendment to the MBNA Master Credit Card Trust II Pooling and Servicing Agreement, dated as of August 1, 2002, the Eighth Amendment to the MBNA Master Credit Card Trust II Pooling and Servicing Agreement, dated as of June 27, 2003, each between the Seller, the Servicer and the Trustee, the “Original Pooling and Servicing Agreement”);

WHEREAS, in 2006, MBNA changed its name to FIA Card Services, National Association (“FIA”);

WHEREAS, FIA, as Seller and Servicer and the Trustee have heretofore amended and restated the Original Pooling and Servicing Agreement through the execution and delivery of an Amended and Restated Pooling and Servicing Agreement, dated as of June 10, 2006 (the “Amended and Restated Pooling and Servicing Agreement”);

WHEREAS, FIA as Seller under the Amended and Restated Pooling and Servicing Agreement, determined to substitute Funding, as transferor (in such capacity, along with its successors in such capacity, the “Transferor”) to Master Trust II in place of FIA, as Seller to Master Trust II;

WHEREAS, in connection with the substitution of Funding as Transferor to Master Trust II in place of FIA as Seller to Master Trust II, FIA and Banc of America Consumer Card Services, LLC (“BACCS”) entered into an Amended and Restated Receivables Contribution and Sale Agreement, dated as of October 20, 2006 (together with the First Amendment to Amended and Restated Receivables Contribution and Sale Agreement, dated as of November 14, 2006 among FIA and BACCS, the “Amended and Restated Receivables Contribution and Sale Agreement”), pursuant to which FIA sold credit card receivables to BACCS;

WHEREAS, in connection with the substitution of Funding as Transferor to Master Trust II in place of FIA as Seller to Master Trust II, Funding and BACCS entered into the Receivables Purchase Agreement, dated as of October 20, 2006 (the “Receivables Purchase Agreement”), pursuant to which BACCS sold credit card receivables to Funding;

WHEREAS, in connection with the substitution of Funding as Transferor to Master Trust II in place of FIA as Seller to Master Trust II, Funding, as Transferor, FIA, as Seller and Servicer and the Trustee amended and restated the Amended and Restated Pooling and Servicing Agreement through the execution and delivery of a Second Amended and Restated Pooling and Servicing Agreement, dated as of October 20, 2006 (as amended by the First Amendment thereto, dated as of June 3, 2011, among the Transferor, the Servicer and the Trustee, the “Second Amended and Restated Pooling and Servicing Agreement”);

WHEREAS, pursuant to the terms of the Second Amended and Restated Pooling and Servicing Agreement, the Transferor assigned, set over and otherwise conveyed to the Trustee all of the Transferor’s rights, remedies, powers, privileges and claims under or with respect to the Receivables Purchase Agreement;

WHEREAS, pursuant to the terms of the Second Amended and Restated Pooling and Servicing Agreement, all of the representations and warranties of FIA, as Seller, made in the Amended and Restated Pooling and Servicing Agreement and MBNA, as Seller, made in the Original Pooling and Servicing Agreement remain in full force and effect with BANA, as successor to FIA, being responsible for any breach of such representations and warranties;

WHEREAS, on October 1, 2014, FIA merged with and into BANA (the “Merger”), with BANA being the surviving entity and the successor to FIA’s obligations (a) as Seller and Servicer under the Original Pooling and Servicing Agreement and the Amended and Restated Pooling and Servicing Agreement and (b) as Servicer under the Second Amended and Restated Pooling and Servicing Agreement;

WHEREAS, in connection with the Merger, BANA and BACCS entered into the Second Amended and Restated Receivables Contribution and Sale Agreement, dated as of October 1, 2014 (the “Second Amended and Restated Receivables Contribution and Sale Agreement”);

WHEREAS, in connection with the Merger, BACCS and Funding entered into the Amended and Restated Receivables Purchase Agreement, dated as of October 1, 2014 (the “Amended and Restated Receivables Purchase Agreement”);

WHEREAS, in connection with the Merger, Funding, as Transferor, BANA (as successor to FIA), as Servicer and the Trustee (whose name had been changed to The Bank of New York Mellon) entered into the Third Amended and Restated Pooling and Servicing Agreement, dated as of October 1, 2014 (the “Third Amended and Restated Pooling and Servicing Agreement”);

WHEREAS, pursuant to the terms of the Third Amended and Restated Pooling and Servicing Agreement, the Transferor assigned, set over and otherwise conveyed to the Trustee all of the Transferor’s rights, remedies, powers, privileges and claims under or with respect to the Amended and Restated Receivables Purchase Agreement;

WHEREAS, BACCS was a wholly-owned subsidiary of BANA;

WHEREAS, BANA determined that BACCS would be liquidated, with all of its assets and liabilities being transferred to BANA (the “BACCS Liquidation”);

WHEREAS, in connection with the BACCS Liquidation, BANA, BACCS and Funding entered into the Second Amended and Restated Receivables Purchase Agreement, dated as of July 8, 2015 (the “Second Amended and Restated Receivables Purchase Agreement”), that merged the Amended and Restated Receivables Purchase Agreement and the Second Amended and Restated Receivables Contribution and Sale Agreement into a single agreement, pursuant to which (among other things) all of BACCS’s obligations under the Receivables Purchase Agreement and the Amended and Restated Receivables Purchase Agreement were assigned to BANA and BANA assumed the same;

WHEREAS, as successor to MBNA as Seller under the Original Pooling and Servicing Agreement and FIA as Seller under the Amended and Restated Pooling and Servicing Agreement, BANA may have the obligation to repurchase from the Trustee applicable credit card receivables if any of the MBNA/FIA PSA Repurchase Obligations (as defined below) so require;

WHEREAS, as successor to BACCS under the Receivables Purchase Agreement and the Amended and Restated Receivables Purchase Agreement, BANA may have the obligation to repurchase from Funding applicable credit card receivables if any of the BACCS RPA Repurchase Obligations (as defined below) so require;

WHEREAS, in order to comply with certain newly enacted regulatory requirements, the Transferor, the Servicer and the Trustee entered into the Fourth Amended and Restated Pooling and Servicing Agreement, dated as of December 17, 2015 (as the same may be amended, supplemented or otherwise modified, the “Pooling and Servicing Agreement”); and

WHEREAS, the parties to this Agreement desire to enter into this Agreement for the purpose of agreeing to dispute resolution terms that will apply if there is a dispute concerning and MBNA/FIA PSA Repurchase Obligations or any BACCS RPA Repurchase Obligations, as applicable (as each term is defined below, respectively).

NOW THEREFORE, in consideration of the promises and the agreements contained herein, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01.       Capitalized Terms.  Capitalized terms used in this Agreement and not otherwise defined shall have the meanings ascribed thereto in the Pooling and Servicing Agreement.

“AAA” shall have the meaning set forth in Section 2.01(b)(i).

“Agreement” has the meaning set forth in the initial paragraph of this Agreement.

“Amended and Restated Pooling and Servicing Agreement” has the meaning set forth in the Background section of this Agreement.

“Amended and Restated Receivables Contribution and Sale Agreement” has the meaning set forth in the Background section of this Agreement.

“Amended and Restated Receivables Purchase Agreement” has the meaning set forth in the Background section of this Agreement.

“BACCS” has the meaning set forth in the Background section of this Agreement.

“BACCS Liquidation” has the meaning set forth in the Background section of this Agreement.

“BACCS RPA Repurchase Obligations” shall mean collectively, any of the obligations, originally of BACCS, to repurchase receivables pursuant to (i) Section 6.01 of the Receivables Purchase Agreement or (ii) Section 6.01 of the Amended and Restated Receivables Purchase Agreement, which obligations were assumed by BANA pursuant to the terms of the Second Amended and Restated Receivables Purchase Agreement.

“BANA” has the meaning set forth in the initial paragraph of this Agreement.

“Business Days” has the meaning set forth in the Pooling and Servicing Agreement.

“FIA” has the meaning set forth in the Background section of this Agreement.

“Funding” has the meaning set forth in the initial paragraph of this Agreement.

“Holder” has the meaning set forth in the Pooling and Servicing Agreement.

“Master Trust II” has the meaning set forth in the Background section of this Agreement.

“MBNA” has the meaning set forth in the Background section of this Agreement.

“MBNA/FIA PSA Repurchase Obligations” shall mean collectively, any of the obligations (a) originally of MBNA, to repurchase receivables pursuant to Sections 2.04(d) or 2.04(e) of the Original Pooling and Servicing Agreement or (b) originally of FIA, to repurchase Receivables pursuant to Sections 2.04(d) or 2.04(e) of the Amended and Restated Pooling and Servicing Agreement, which obligations were each retained by FIA (as predecessor to BANA) pursuant to the terms of the Second Amended and Restated Pooling and Servicing Agreement.

“Merger” has the meaning set forth in the Background section of this Agreement.

“Original Pooling and Servicing Agreement” has the meaning set forth in the Background section of this Agreement.

“Person” has the meaning set forth in the Pooling and Servicing Agreement.

“Pooling and Servicing Agreement” has the meaning set forth in the Background section of the Agreement.

“Qualified Dispute Resolution Professional” has the meaning set forth in the Pooling and Servicing Agreement.

“Receivable” has the meaning set forth in the Pooling and Servicing Agreement.

“Receivables Purchase Agreement” has the meaning set forth in the Background section of this Agreement.

“Representing Party” has the meaning set forth in Section 2.01(a).

“Requesting Party” has the meaning set forth in Section 2.01(a).

“Rules” has the meaning set forth in Section 2.01(b)(i).

“Second Amended and Restated Pooling and Servicing Agreement” has the meaning set forth in the Background section of this Agreement.

“Second Amended and Restated Receivables Contribution and Sale Agreement” has the meaning set forth in the Background section of this Agreement.

“Second Amended and Restated Receivables Purchase Agreement” has the meaning set forth in the Background section of this Agreement.

“Seller” has the meaning set forth in the Background section of this Agreement.

“Servicer” has the meaning set forth in the Background section of this Agreement.

“Third Amended and Restated Pooling and Servicing Agreement” has the meaning set forth in the Background section of this Agreement.

“Transferor” has the meaning set forth in the Background section of this Agreement.

“Transferor Interest” has the meaning set forth in the Pooling and Servicing Agreement.

“Trustee” has the meaning set forth in the initial paragraph of this Agreement.

ARTICLE II

DISPUTE RESOLUTION

Section 2.01.       Dispute Resolution.

(a)       If any Receivable is subject to repurchase pursuant to any of the BACCS RPA Repurchase Obligations or any of the MBNA/FIA PSA Repurchase Obligations, which repurchase is not resolved in accordance with the terms of the agreement under which such repurchase obligation arose, within 180 days after notice is delivered to BANA under the terms of such applicable agreement, the party requesting repurchase of such Receivable (the “Requesting Party”) will have the right to refer the matter, at its discretion, to either third-party mediation (including non-binding arbitration) or arbitration pursuant to this Section 2.01 and BANA is hereby deemed to consent to the selected resolution method.  At the end of the 180‑day period described above, the Representing Party (as defined below) may provide notice informing the Requesting Party of the status of its request or, in the absence of any such notice, the Requesting Party may presume that its request remains unresolved.  The Requesting Party will provide written notice of its intention to refer the matter to mediation or arbitration to BANA as the party responsible for such repurchase (in such capacity, the “Representing Party”), within 30 calendar days following such 180th day.  The Representing Party agrees to participate in the resolution method selected by the Requesting Party.

(b)       If the Requesting Party selects mediation as the resolution method, the following provisions will apply:

(i)       The mediation will be administered by the American Arbitration Association (the “AAA”) pursuant to its Commercial Arbitration Rules and Mediation Procedures in effect on the date of this Agreement (the “Rules”); provided, that if any of the Rules are inconsistent with the procedures for the mediation or arbitration stated in the Pooling and Servicing Agreement or the Receivables Purchase Agreement, the procedures in such applicable document will control.

(ii)       The mediator must be a Qualified Dispute Resolution Professional.  Upon being supplied a list, by the AAA, of at least ten potential mediators that are each Qualified Dispute Resolution Professionals, each of the Requesting Party and the Representing Party will have the right to exercise two peremptory challenges within 14 days and to rank the remaining potential mediators in order of preference.  The AAA will select the mediator from the remaining potential mediators on the list respecting the preference choices of the parties to the extent possible.

(iii)       Each of the Requesting Party and the Representing Party will use commercially reasonable efforts to begin the mediation within 10 Business Days of the selection of the mediator and to conclude the mediation within 30 days of the start of the mediation.

(iv)       The fees and expenses of the mediation will be allocated as mutually agreed by the Requesting Party and the Representing Party as part of the mediation.

(v)       A failure by the Requesting Party and the Representing Party to resolve a disputed matter through mediation shall not preclude either party from seeking a resolution of such matter through the initiation of a judicial proceeding in a court of competent jurisdiction, subject to subsection 2.01(d) below.

(c)       If the Requesting Party selects arbitration as the resolution method, the following provisions will apply:

(i)       The arbitration will be held in accordance with the United States Arbitration Act, notwithstanding any choice of law provision in this Agreement, and under the auspices of the AAA and in accordance with the Rules.

(ii)       If the repurchase request specified in subsection 2.01(a) involves the repurchase of an aggregate amount of Receivables of less than 5% of the total Principal Receivables in the Trust as of the date of such repurchase request, a single arbitrator will be used.  That arbitrator must be a Qualified Dispute Resolution Professional.  Upon being supplied a list of at least ten potential arbitrators that are each Qualified Dispute Resolutions Professionals by the AAA, each of the Requesting Party and the Representing Party will have the right to exercise two peremptory challenges within 14 days and to rank the remaining potential arbitrators in order of preference.  The AAA will select the arbitrator from the remaining potential arbitrators on the list respecting the preference choices of the parties to the extent possible.

(iii)       If the repurchase request specified in subsection 2.01(a) involves the repurchase of an aggregate amount of Receivables equal to or in excess of 5% of the total Principal Receivables in the Trust as of the date of such repurchase request, a three-arbitrator panel will be used.  The arbitral panel will consist of three Qualified Dispute Resolution Professionals, (A) one to be appointed by the Requesting Party within five Business Days of providing notice to the Representing Party of its selection of arbitration, (B) one to be appointed by the Representing Party within five Business Days of the Requesting Party’s appointment of an arbitrator, and (C) the third, who will preside over the arbitral panel, to be chosen by the two party-appointed arbitrators within five Business Days of the Representing Party’s appointment.  If any party fails to appoint an arbitrator or the two party-appointed arbitrators fail to appoint the third within the relevant time periods, then the appointments will be made by the AAA pursuant to the Rules.

(iv)       Each arbitrator selected for any arbitration will abide by the Code of Ethics for Arbitrators in Commercial Disputes in effect as of the date of this Agreement.  Prior to accepting an appointment, each arbitrator must promptly disclose any circumstances likely to create a reasonable inference of bias or conflict of interest or likely to preclude completion of the hearings within the prescribed time schedule.   Any arbitrator selected may be removed by the AAA for cause consisting of actual bias, conflict of interest or other serious potential for conflict.

(v)       The Requesting Party and the Representing Party each agree that it is their intention that after consulting with the parties, the arbitrator or arbitral panel, as applicable, will devise procedures and deadlines for the arbitration, to the extent not already agreed to by the parties, with the goal of expediting the proceeding and completing the arbitration within 30 days after appointment of the arbitrator or arbitral panel, as applicable.  The arbitrator or the arbitral panel, as applicable, will have the authority to schedule, hear, and determine any and all motions, including dispositive and discovery motions, in accordance with Delaware law then in effect (including prehearing and post hearing motions), and will do so on the motion of any party to the arbitration.  Notwithstanding any other discovery that may be available under the Rules, unless otherwise agreed by the parties, each party to the arbitration will be limited to the following discovery in the arbitration:

(A)       Consistent with the expedited nature of arbitration, the Requesting Party and the Representing Party will, upon the written request of the other party, promptly provide the other with copies of documents relevant to the issues raised by any claim or counterclaim on which the producing party may rely in support of or in opposition to the claim or defense.

(B)       At the request of a party, the arbitrator or arbitral panel, as applicable, shall have the discretion to order examination by deposition of witnesses to the extent the arbitrator or arbitral panel deems such additional discovery relevant and appropriate.  Depositions shall be limited to a maximum of three (3) per party and shall be held within thirty (30) calendar days of the making of a request.  Additional depositions may be scheduled only with the permission of the arbitrator or arbitral panel, and for good cause shown.  Each deposition shall be limited to a maximum of three (3) hours’ duration.  All objections are reserved for the arbitration hearing except for objections based on privilege and proprietary or confidential information.

(C)       Any dispute regarding discovery, or the relevance or scope thereof, shall be determined by the arbitrator or arbitral panel, which determination shall be conclusive.

(D)       All discovery shall be completed within sixty (60) calendar days following the appointment of the arbitrator or the arbitral panel, as applicable; provided, that the arbitrator or the arbitral panel, as applicable, will have the ability to grant the parties, or either of them, additional discovery to the extent that the arbitrator or the arbitral panel, as applicable, determines good cause is shown that such additional discovery is reasonable and necessary.

(vi)       The Requesting Party and the Representing Party each agree that it is their intention that the arbitrator or the arbitral panel, as applicable, will resolve the dispute in accordance with the terms of this Agreement, and may not modify or change this Agreement in any way.  The arbitrator or the arbitral panel, as applicable, will not have the power to award punitive damages or consequential damages in any arbitration conducted.  The Requesting Party and the Representing Party each agree that it is their intention that in its final determination, the arbitrator or the arbitral panel, as applicable, must be consistent with the provisions of this Agreement, including Section 3.04, and will determine and award the costs of the arbitration (including the fees of the arbitrator or the arbitral panel, as applicable, cost of any record or transcript of the arbitration, and administrative fees) and reasonable attorneys’ fees to the parties as determined by the arbitrator or the arbitral panel, as applicable, in its reasonable discretion.  The determination of the arbitrator or the arbitral panel, as applicable, will be in writing and counterpart copies will be promptly delivered to the parties.  The determination of the arbitrator or the arbitral panel, as applicable, may be reconsidered once by the arbitrator or the arbitral panel, as applicable, upon the motion and at the expense of either party.  Following that single reconsideration, the determination of the arbitrator or the arbitral panel, as applicable, will be final and non-appealable and may be entered in and may be enforced in, any court of competent jurisdiction.

(vii)       By selecting arbitration, the Requesting Party is giving up the right to sue in court, including the right to a trial by jury.

(viii)       No Person may bring a putative or certified class action to arbitration.

(d)       The following provisions will apply to both mediations and arbitrations:

(i)       Any mediation or arbitration will be held in Wilmington, Delaware.

(ii)       Notwithstanding this dispute resolution provision, the parties will have the right to seek provisional or ancillary relief from a competent court of law, including a temporary restraining order, preliminary injunction or attachment order, provided such relief would otherwise be available by law.

(iii)       The details and/or existence of any unfulfilled repurchase request specified in subsection 2.01(a) above, any informal meetings, mediations or arbitration proceedings, including all offers, promises, conduct and statements, whether oral or written, made in the course of the parties’ attempt to informally resolve an unfulfilled repurchase request, and any discovery taken in connection with any arbitration, will be confidential, privileged and inadmissible for any purpose, including impeachment, in any mediation, arbitration or litigation, or other proceeding; provided, however, that any discovery taken in any arbitration will be admissible in that particular arbitration.  Such information will be kept strictly confidential and will not be disclosed or discussed with any third party (excluding a party’s attorneys, experts, accountants and other agents and representatives, as reasonably required in connection with the related resolution procedure), except as otherwise required by law, regulatory requirement or court order.  If any party to a resolution procedure receives a subpoena or other request for information from a third party (other than a governmental regulatory body) for such confidential information, the recipient will promptly notify the other party to the resolution procedure and will provide the other party with the opportunity to object to the production of its confidential information.  Notwithstanding anything in this Section 2.01 to the contrary, any discovery taken in connection with any arbitration pursuant to subsection 2.01(c) above will be admissible in such arbitration.

ARTICLE III

MISCELLANEOUS

Section 3.01.       Term.  This Agreement will commence on the Closing Date and will continue until the earlier of (a) the termination of MTII under Article XII of the Pooling and Servicing Agreement and (b) the written agreement of all of the parties to this Agreement.

Section 3.02.       Headings.  Section headings in this Agreement are included herein for convenience of reference only and shall not constitute part of this Agreement for any other purpose.

Section 3.03.       Amendments.  The Agreement only can be modified in a written document executed by Funding, BANA and the Trustee; provided, that prior notice of any such modification shall be provided to each Rating Agency.

Section 3.04.       Liability of the Transferor; Nonpetition Covenant.

(a)       The Transferor shall be liable in accordance herewith to the extent of the obligations specifically undertaken by the Transferor; provided, however, that to the extent the Transferor’s liabilities constitute monetary claims against the Transferor, such claims shall only constitute a monetary claim against the Transferor to the extent the Transferor has funds sufficient to make payment on such liabilities from amounts paid to it as Holder of the Transferor Interest.

(b)       Notwithstanding any prior termination of this Agreement, to the fullest extent permitted by law, each of BANA and the Trustee must not file, commence, join, or acquiesce in a petition or a proceeding, or cause Funding to file, commence, join, or acquiesce in a petition or a proceeding, that causes (a) Funding to be a debtor under any Debtor Relief Law or (b) a trustee, conservator, receiver, liquidator, or similar official to be appointed for Funding or any substantial part of any of its property.

Section 3.05.       Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflict of laws.  The parties hereto declare that it is their intention that this Agreement shall be regarded as made under the laws of the State of Delaware and that the laws of said State shall be applied in interpreting its provisions in all cases where legal interpretation shall be required.  Each of the parties hereto agrees (a) that this Agreement involves at least $100,000.00, and (b) that this Agreement has been entered into by the parties hereto in express reliance upon 6 DEL. C. § 2708.  Each of the parties hereto hereby irrevocably and unconditionally agrees (a) to be subject to the jurisdiction of the courts of the State of Delaware and of the federal courts sitting in the State of Delaware, and (b)(1) to the extent such party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such party’s agent for acceptance of legal process, and (2) that, to the fullest extent permitted by applicable law, service of process may also be made on such party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service, and that service made pursuant to (b)(1) or (2) above shall, to the fullest extent permitted by applicable law, have the same legal force and effect as if served upon such party personally within the State of Delaware.

Section 3.06.       Notices.  All demands, notices and communications hereunder shall be in writing and shall be deemed to have been duly given if personally delivered at, sent by facsimile or electronic transmission to, sent by courier at or mailed by registered mail, return receipt requested, to (a) in the case of Funding, to BA Credit Card Funding, LLC, 214 North Tryon Street, Suite #21-39, NC1-027-21-04, Charlotte, North Carolina 28255, Attention: Joseph Lombardi, with a copy to (i) Bank of America, National Association, 214 North Tryon Street, Mail Code: NC1-027-20-05, Charlotte, North Carolina 28255, Attention: Greg Lumelsky and (ii) BA Credit Card Funding, LLC, 1020 North French Street, Mail Code: DE5-002-06, Wilmington, DE 19844, Attention: Amy Burg, (b) in the case of BANA, to Bank of America, National Association, 1020 North French Street, Mail Code: DE5-002-02-06, Wilmington, DE 19844, Attention: Scott McCarthy, with a copy to Bank of America, National Association, 214 North Tryon Street, Mail Code: NC1-027-20-05, Charlotte, North Carolina 28255, Attention: Greg Lumelsky and (c) in the case of the Trustee, to 101 Barclay Street, Floor 7 West, New York, NY 10286, Attention: Corporate Trust Administration—Asset Backed Securities.

Section 3.07.       Severability.  If any part of the Agreement is held to be invalid or otherwise unenforceable, the rest of this Agreement will be considered severable and will continue in full force.

Section 3.08.       Further Assurances.  Each party must take all actions that are reasonably requested by each other party hereto to effect more fully the purposes of this Agreement.

Section 3.09.       Counterparts.  This Agreement may be executed in any number of counterparts and by separate parties hereto on separate counterparts, each of which when executed shall be deemed an original, but all such counterparts taken together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, Funding, BANA and the Trustee have caused this Agreement to be duly executed by their respective officers as of the day and year first above written.

BA CREDIT CARD FUNDING, LLC

By:	/s/ Keith W. Landis
Name: Keith W. Landis
Title: V.P.

BANK OF AMERICA, NATIONAL ASSOCIATION

By:	/s/ Keith W. Landis
Name: Keith W. Landis
Title: V.P.

THE BANK OF NEW YORK MELLON, Not in its individual capacity, but solely as Trustee

By:	/s/ Esther Antoine
Name: Esther Antoine
Title: Vice President

[Signature Page to Dispute Resolution Agreement]